Filed Pursuant to Rule 424(b)(3)

Registration No. 333-185695

equinoxfunds.com c/o Phoenix American Financial Services, Inc. 2401 Kerner Boulevard San Rafael, CA 94901 P 1.877.837.0600 Opt #2 F 415.485. 4553

March 2016 Performance Update

Equinox Frontier Funds Supplement Dated March 31, 2016 to Prospectus Dated April 30, 2015.

Equinox Frontier Funds Class 1

EQUINOX FRONTIER FUNDS’ GOAL: To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

March performance for the Equinox Frontier Funds is detailed below:*

Equinox Frontier Funds Class 1	March 31, 2016 MTD	March 31, 2016 YTD	NAV / Unit
Equinox Frontier Diversified Fund-1	-6.71%	2.52%	$118.43
Equinox Frontier Long/Short Commodity Fund-1a	-7.14%	-2.33%	$92.55
Equinox Frontier Masters Fund-1	-4.80%	5.44%	$119.01

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

*	The above table sets forth the actual performance of the Fund and Class as of March 31, 2016. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$19,543.36
Unrealized trading gain (loss)	(667,992.36)
Less: Commissions	(10,590.84)
Less: Trading Fee paid to Managing Owner	(18,368.95)
Interest income	8,647.70

Total Income	(668,761.09)
EXPENSES
Broker service fees	15,501.22
Incentive fees	(28,431.56)
Management fees	12,058.05

Total Expenses	(872.29)

Net Income (Loss)	$(667,888.80)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	78,186.60277	$9,925,977.06	$126.95
Current month additions	641.22044	78,515.98
Current month redemptions	(3,839.34685)	(455,824.63)
Net income (loss) for current month		(667,888.80)	(8.52)

Net asset value, end of current month	74,988.47636	$8,880,779.61	$118.43

Monthly rate of return			-6.71%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$166,823.44
Unrealized trading gain (loss)	(427,296.43)
Less: Commissions	(2,923.36)
Less: Trading Fee paid to Managing Owner	(7,830.09)
Interest income	2,559.34

Total Income	(268,667.10)
EXPENSES
Broker service fees	6,606.35
Incentive fees	6,513.10
Management fees	10,448.73

Total Expenses	23,568.18

Net Income (Loss)	$(292,235.28)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	41,212.37513	$4,107,591.52	$99.67
Current month additions	0.00000	0.00
Current month redemptions	(547.77935)	(51,843.49)
Net income (loss) for current month		(292,235.28)	(7.12)

Net asset value, end of current month	40,664.59578	$3,763,512.75	$92.55

Monthly rate of return			-7.14%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

EQUINOX FRONTIER MASTERS FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2016

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$136,444.17
Unrealized trading gain (loss)	(548,085.41)
Less: Commissions	(5,606.81)
Less: Trading Fee paid to Managing Owner	(15,850.16)
Interest income	6,799.72

Total Income	(426,298.49)
EXPENSES
Broker service fees	13,374.36
Incentive fees	(9,749.32)
Management fees	19,080.18

Total Expenses	22,705.22

Net Income (Loss)	$(449,003.71)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	70,964.04525	$8,871,029.30	$125.01
Current month additions	11.25402	1,306.91
Current month redemptions	(9,171.04332)	(1,067,964.33)
Net income (loss) for current month		(449,003.71)	(6.00)

Net asset value, end of current month	61,804.25595	$7,355,368.17	$119.01

Monthly rate of return			-4.80%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER MASTERS FUND - Class 1

EQUINOX FRONTIER DIVERSIFIED FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$133,742.91
Unrealized trading gain (loss)	(4,331,483.64)
Less: Commissions	(70,000.48)
Less: Trading Fee paid to Managing Owner	(121,545.98)
Interest income	57,210.43

Total Income	(4,332,076.76)
EXPENSES
Trading fees	0.00
Broker service fees	23,746.63
Incentive fees	(180,972.92)
Management fees	79,795.31

Total Expenses	(77,430.98)

Net Income (Loss)	$(4,254,645.78)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	467,793.23626	$64,516,017.39	$137.92
Current month additions	5,547.80117	702,670.85
Current month redemptions	(5,926.11594)	(725,194.69)
Net income (loss) for current month		(4,254,645.78)	(9.04)

Net asset value, end of current month	467,414.92149	$60,238,847.77	$128.88

Monthly rate of return			-6.55%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER DIVERSIFIED FUND

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$539,869.44
Unrealized trading gain (loss)	(1,385,682.76)
Less: Commissions	(9,474.54)
Less: Trading Fee paid to Managing Owner	(16,266.26)
Interest income	8,295.82

Total Income	(863,258.30)
EXPENSES
Trading fees	0.00
Broker service fees	6,874.48
Incentive fees	21,038.66
Management fees	45,998.20

Total Expenses	73,911.34

Net Income (Loss)	$(937,169.64)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	111,280.11915	$13,331,442.53	$119.80
Current month additions	106.71043	11,496.09
Current month redemptions	(2,397.37260)	(261,790.96)
Net income (loss) for current month		(937,169.65)	(8.38)

Net asset value, end of current month	108,989.45698	$12,143,978.01	$111.42

Monthly rate of return			-6.99%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

EQUINOX FRONTIER MASTERS FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$411,692.34
Unrealized trading gain (loss)	(1,455,990.85)
Less: Commissions	(15,692.20)
Less: Trading Fee paid to Managing Owner	(44,587.40)
Interest income	19,105.67

Total Income	(1,085,472.44)
EXPENSES
Trading fees	0.00
Broker service fees	15,011.44
Incentive fees	(21,055.84)
Management fees	53,706.04

Total Expenses	47,661.64

Net Income (Loss)	$(1,133,134.08)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	181,374.48265	$23,878,107.62	$131.65
Current month additions	6,920.98845	840,592.81
Current month redemptions	(14,548.62563)	(1,744,792.09)
Net income (loss) for current month		(1,133,134.08)	(5.95)

Net asset value, end of current month	173,746.84547	$21,840,774.26	$125.70

Monthly rate of return			-4.52%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER MASTERS FUND